                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                          Mallon Resources Corporation
-------------------------------------------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    561240201
-------------------------------------------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 8, 2002
-------------------------------------------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]        Rule 13d-1(b)
         [ X ]        Rule 13d-1(c)
         [   ]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 (the "Act") or otherwise subject to the liabilities of that section of the
Act, but shall be subject to all other provisions of the Act (however, see the
Notes).

CUSIP No. 561240201
          --------------------------

                  13G

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    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (entities only)

           Aquila Energy Capital Corporation
           ID No. 43-1825091
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           (a) [   ]

           (b) [ X ]

           (See Instructions)
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    3      SEC USE ONLY
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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
----------------------------------------------------------------------------------------------------------------------------------
                             5   SOLE VOTING POWER

                                     615,000
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ------------------------------------------------------------------------------------------------------
                             6   SHARED VOTING POWER

                                     - 0 -
                             ----------------------------------------------------------------------------------------------------------------------------------
                             7   SOLE DISPOSITIVE POWER

                                     615,000
                             -------------------------------------------------------------------------------------------------------

                             8   SHARED DISPOSITIVE POWER

                                      - 0 -
----------------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      615,000
----------------------------------------------------------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
           (See Instructions)
                                 Not Applicable.
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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       5.7%
-----------------------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                        CO

CUSIP No. 561240201
          --------------------------

                                      13G

---------------------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (entities only)

          Aquila, Inc.
          ID No. 47-0683480
----------------------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a) [   ]

          (b) [ X ]

          (See Instructions)
----------------------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
---------------------------------------------------------------------------------------------------------------------------------
                            5   SOLE VOTING POWER

                                   Disclaimed (see 9 below)
    NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
          WITH
                           -------------------------------------------------------------------------------------------------------
                            6   SHARED VOTING POWER

                                  Disclaimed (see 9 below)

                           -------------------------------------------------------------------------------------------------------
                            7   SOLE DISPOSITIVE POWER

                                  Disclaimed (see 9 below)
                           -------------------------------------------------------------------------------------------------------

                            8   SHARED DISPOSITIVE POWER

                                  Disclaimed (see 9 below)
----------------------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 Beneficial ownership of all shares is
                                 disclaimed by Aquila, Inc.
----------------------------------------------------------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
          (See Instructions)
                                 Not Applicable.
----------------------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 Disclaimed (see 9 above)
--------------------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                        CO
----------------------------------------------------------------------------------------------------------------------------------

CUSIP No. 561240201
          --------------------------

                                      13G

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      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (entities only)

                UtiliCorp United Inc.
                ID No. 44-0541877
-----------------------------------------------------------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                (a) [   ]

                (b) [ X ]

                (See Instructions)
-----------------------------------------------------------------------------------------------------------------------------------
      3         SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
----------------------------------------------------------------------------------------------------------------------------------
                             5   SOLE VOTING POWER

                                  Disclaimed (see 9 below)
  NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            -------------------------------------------------------------------------------------------------------
                             6   SHARED VOTING POWER

                                  Disclaimed (see 9 below)
                            -------------------------------------------------------------------------------------------------------

                             7   SOLE DISPOSITIVE POWER

                                    Disclaimed (see 9 below)
                            -------------------------------------------------------------------------------------------------------
                             8   SHARED DISPOSITIVE POWER

                                    Disclaimed (see 9 below)
-----------------------------------------------------------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    Beneficial ownership of all shares is
                                    disclaimed by UtiliCorp United Inc.
-----------------------------------------------------------------------------------------------------------------------------------
      10        CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
                (See Instructions)
                                     Not Applicable.
-----------------------------------------------------------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                            Disclaimed (see 9 above)
-----------------------------------------------------------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       CO
-----------------------------------------------------------------------------------------------------------------------------------

Item 1(a).    Name of Issuer:

         Mallon Resources Corporation

Item 1(b).    Address of Issuer's Principal Executive Offices:

         999 18th Street, Suite 1700
         Denver, Colorado 80202

Item 2(a).    Name of Persons Filing:

         1.   Aquila Energy Capital Corporation ("AECC")

         2.   Aquila, Inc. ("Aquila")

         3.   UtiliCorp United Inc. ("UCU")

         The agreement among each of AECC, Aquila and UCU that this statement be filed on behalf of each of them is attached hereto as Exhibit A.

Item 2(b).    Address of Principal Business Office or, if None, Residence:

         1.   909 Fanin, Suite 1850
              Two Houston Center
              Houston, Texas 77010-1007

         2.   1100 Walnut, Suite 3300
              Kansas City, Missouri 64106

         3.   20 West Ninth Street
              Kansas City, Missouri 64105

Item 2(c).    Citizenship:

         1.   Delaware

         2.   Delaware

         3.   Delaware

Item 2(d).    Title of Class of Securities:

         Common stock, par value $0.01 per share ("Common Stock")

Item 2(e).    CUSIP Number:

         561240201

Item 3. If This Statement is Filed Pursuant to Rules 13d-1(b) or 13d-2(b),
        Check Whether the Person Filing is a:

          (a)  [ ] Broker or dealer registered under Section 15 of the Act (15
                   U.S.C. 78o)

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)

          (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act
                   (15 U.S.C. 78c)

          (d)  [ ] Investment company registered under Section 8 of the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8)

          (e)  [ ] An investment adviser in accordance
                   withss.240.13d-1(b)(1)(ii)(E)

          (f)  [ ] An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F)

          (g)  [ ] A parent holding company or control person in accordance withss.240.13d-1(b)(1)(ii)(G)

          (h)  [ ] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813)

          (i)  [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
                   Company Act (15 U.S.C. 80a-3)

          (j)  [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J)

Item 4.  Ownership:

         (a) - (c) The response of AECC, Aquila and UCU to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Sheets that relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference.

         Each of Aquila and UCU hereby expressly disclaims beneficial ownership of the shares of Common Stock of the Issuer owned by AECC.

Item 5.  Ownership of Five Percent or Less of a Class:

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         AECC is wholly-owned by Aquila, which, in turn, is wholly-owned by UCU.
Accordingly, Aquila and/or UCU may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock owned by AECC.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        Security Being Reported on By the Parent Holding Company:

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:

         Not Applicable.

Item 9.  Notice of Dissolution of Group:

         Not Applicable.

Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 18, 2002

                         AQUILA ENERGY CAPITAL CORPORATION

                         By:       /s/ Bruce A. Reed
                                  ----------------------------------------------
                         Name:    Bruce A. Reed
                         Title:   Senior Vice President

                         AQUILA, INC.

                         By:      /s/ Edward K. Mills
                                  ----------------------------------------------
                         Name:    Edward K. Mills
                         Title:   President and Chief Operating Officer

                         UTILICORP UNITED INC.

                         By:      /s/ Edward K. Mills
                                  ----------------------------------------------
                         Name:    Edward K. Mills
                         Title:   Senior Vice President

                                                        EXHIBIT A
                                                                                                        EXHIBIT A

                             JOINT FILING AGREEMENT

         This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of the Common Stock, $.01 par value per share, of Mallon Resources Corporation is being filed on behalf of each of the undersigned. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  February 18, 2002

                        AQUILA ENERGY CAPITAL CORPORATION

                         By:       /s/ Bruce A. Reed
                                  ----------------------------------------------
                         Name:    Bruce A. Reed
                         Title:   Senior Vice President

                         AQUILA, INC.

                         By:      /s/ Edward K. Mills
                                  ----------------------------------------------
                         Name:    Edward K. Mills
                         Title:   President and Chief Operating Officer

                         UTILICORP UNITED INC.

                         By:      /s/ Edward K. Mills
                                  ----------------------------------------------
                          Name:   Edward K. Mills
                          Title:  Senior Vice President